Exhibit 99.1
Global Water Resources Reports Second Quarter 2022 Results

PHOENIX, AZ – August 10, 2022 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the second quarter ended June 30, 2022. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Q2 and Year to Date 2022 Financial Highlights
•Revenues increased $0.8 million, or 7.0%, to $11.7 million during the second quarter of 2022 which was driven primarily by an 8.8% increase in active service connections. During the first half of 2022, revenues increased $1.5 million, or 7.6%, to $21.7 million which aligned with the increase in active service connections.
•Net income increased $0.1 million, or 6.3%, to $2.1 million, or $0.09 per share, for the second quarter ended June 30, 2022. During the first half of 2022, net income totaled $3.0 million, or $0.13 per share, an increase of $1.2 million, or 69.7%, compared to the same period a year ago.
•Adjusted EBITDA increased $0.8 million, or 14.3%, to $6.1 million during the second quarter of 2022 (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below). During the first half of 2022, adjusted EBITDA increased $2.4 million, or 26.7%, to $11.2 million compared to the same period in 2021.
•Declared three monthly cash dividends of $0.02458 per common share or $0.29496 per share on an annualized basis.
Q2 2022 Operational Highlights
•Total active service connections increased 8.8% to 55,814 at June 30, 2022 from 51,314 at June 30, 2021.
•Annualized active service connection growth rate was 7.2%.
•Water consumption increased 8.1% to 1.1 billion gallons.
•Signed definitive agreement to acquire Farmers Water Company in Pima County, which is expected to add 3,300 active water service connections as well as approximately 21.5 square miles of Certificate of Convenience and Necessity service area in Sahuarita and surrounding unincorporated Pima County.
•Partnered with Town of Sahuarita located in Pima County to support regional growth with integrated water utility solutions.
Subsequent Events
•Received approval from the Arizona Corporation Commission (ACC) to establish new water and wastewater rates for 96% of the company's active service connections. Effective August 1, 2022, the new rates are expected to result in an annualized revenue increase of approximately $2.2 million. The last rate increase was in 2014, which helped fund substantial infrastructure investments by the company.
•Completed public offering of common stock for gross proceeds of approximately of $15.5 million. Company anticipates using the net proceeds from the offering for potential acquisitions, working capital and other general corporate purposes.
•Increased the company's revolving credit line with Northern Trust from $10.0 million to $15.0 million.

Management Commentary
“In Q2, we generated strong top-line growth compared to the same year-ago quarter,” stated Global Water Resources president and CEO, Ron Fleming. “The increase in revenues was primarily driven by organic growth in connections and our acquisition of Las Quintas Serenas Water Company in the fourth quarter of 2021.
"In July, we received approval from the Arizona Corporation Commission to establish new water and wastewater rates for 96% of our active service connections. As with our previous rate increase, we expect the additional revenue to provide the financial resources we need to meet the current and future needs of our customers. This includes sustaining the high quality of our water and wastewater infrastructure, as well as improve services for the communities we have the privilege to serve.
Global Water's CFO, Mike Liebman, added, “We recently strengthened our capital resources by increasing our unused revolving credit line from $10 million to $15 million, as well as raising $15.5 million in gross proceeds from equity capital raise earlier this month. These funds enable us to pursue growth through investments in organic expansion, acquisitions and new projects.
Fleming concluded by stating, “Through the remainder of the year, we expect continued top-line and bottom-line improvements to be driven by organic growth in new connections and increased rates. We also anticipate future growth from the successful execution of our acquisition strategy, which includes the pursuit of accretive acquisitions with consolidation benefits.”
Q2 2022 Financial Summary
Revenues
Total revenues in the second quarter of 2022 increased $0.8 million or 7.0% to $11.7 million compared to $10.9 million in the same period in 2021. This increase was primarily driven by connections growth combined with increases in consumption and rates related to Rate Decision No. 74364.
Total revenues for the first half of 2022, increased $1.5 million or 7.6% to $21.7 million compared to $20.2 million in the same period in 2021. This increase was primarily driven by an increase in active service connections, combined with the increase in rates related to Rate Decision No. 74364.
Operating Expenses
Operating expenses increased $0.6 million or 7.4% to $9.2 million in the second quarter of 2022 compared to $8.6 million in the same period in 2021. The increase was primarily attributed to increased operations and maintenance expenses associated with increased personnel expenses and repairs and maintenance costs as well as increased regulatory expenses tied to the recent rate case and higher professional fees. These costs were offset by lower deferred compensation expense tied to the stock price.
Operating expenses for the first half of 2022 increased $1.1 million, or 6.5%, to $17.9 million compared to $16.8 million in the same period in 2021. The increase was primarily attributed to increased operations and maintenance expenses associated with increased personnel expenses combined with increased contract services expense, utilities power expense, and repair and maintenance expense. Additionally, the company had increased regulatory expense tied to the recent rate case and higher professional fees. Lastly, depreciation and amortization expense increased approximately $0.1 million.
Other Expenses
Total other expense totaled $0.5 million for the second quarter of 2022 compared to other income of $0.3 million in the second quarter of 2021. The $0.8 million decrease was primarily attributable to the one time cell tower sale in second quarter of 2021 offset by higher Buckeye growth premium and lower interest expense recognized during the three months ended June 30, 2022 compared to the same period in 2021.
Total other expense for the first half of 2022 totaled $0.6 million compared to $1.0 million for the same period in 2021. The $0.4 million improvement was primarily driven by the one time cell tower sale in the second quarter of 2021 offset by higher Buckeye growth premium and lower interest expense in 2022.

Net Income
Net income totaled $2.1 million, or $0.09 per share, in the second quarter of 2022, compared to $2.0 million, or $0.09 per share in the same period in 2021.
Net income increased $1.2 million to $3.0 million, or $0.13 per share in the first half of 2022, from $1.8 million, or $0.08 per share in the same period in 2021.
Adjusted EBITDA
Adjusted EBITDA increased $0.8 million, or 14.3%, to $6.1 million in the second quarter of 2022 compared to $5.3 million for the same period in 2021. The increase was primarily driven by increased personnel costs and increased professional fees, partially offset by the sale of the communications tower in Q2 2021 (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
Adjusted EBITDA increased $2.4 million, or 26.7%, to $11.2 million for the first half of 2022 compared to $8.9 million for the same period in 2021. The increase was primarily attributable to decreased deferred compensation expense tied to stock price, increased personnel costs, and increased professional fees, partially offset by the sale of the communications tower in Q2 2021 (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
Capital Resources
Cash and cash equivalents totaled $4.8 million at June 30, 2022, as compared to $12.6 million at December 31, 2021. The decrease was primarily due to the company's capital expenditures as it continued to expand and invest in its infrastructure. As of June 30, 2022, the company has no notable near-term cash expenditures, other than a principal payment on its debt obligation in the amount of $1.9 million due in December 2022.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02458 per common share (or $0.29496 per share on an annualized basis), which will be payable on August 31, 2022 to holders of record at the close of business on August 17, 2022.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission. The company will also continue to aggregate water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of June 30, 2022, active service connections increased by 4,500 or 8.8% to 55,814, compared to 51,314 at June 30, 2021. The increase in active service connections was primarily due to growth in the company's service areas. As of June 30, 2022, the vacancy rate was 0.6%.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2020 and 2021, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.
Conference Call
Global Water Resources will hold a conference call to discuss its second quarter 2022 results tomorrow, followed by a question-and-answer period.
Date: Thursday, August 11, 2022

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10019844
Webcast (live and replay): here
The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.
A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 25, 2022.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10019844
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 25 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.
Cautionary Statement Regarding Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; and (iv) disposal of assets.
Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future top-line and bottom-line growth, our strategy, acquisition plans and our ability to complete additional acquisitions, including the acquisition of Farmers Water Company and the expected future benefits, our dividend policy, trends relating to population growth, active service connections, regulated revenue, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the outcome and timing of our rate application and the anticipated timing of any resulting phase-in of new rates, and other statements that are not historical facts as well as statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and subsequent filings with the SEC. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the definitive agreement to acquire Farmers Water Company will be satisfied, including the receipt of ACC approval, and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the definitive agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations Contact:
Ron Both or Justin Lumley
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

Media & ESG Contact:
Tim Randall
CMA Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$1,456	$1,338
Depreciable property, plant and equipment	322,086	$313,700
Construction work-in-progress	67,108	$53,511
Other	697	$697
Less accumulated depreciation	(119,619)	(113,380)
Net property, plant and equipment	271,728	255,866
CURRENT ASSETS:
Cash and cash equivalents	4,791	12,637
Accounts receivable — net	2,337	1,994
Customer payments in-transit	368	201
Unbilled revenue	2,940	2,510
Prepaid expenses and other current assets	1,486	1,645
Total current assets	11,922	18,987
OTHER ASSETS:
Goodwill	5,082	5,730
Intangible assets — net	10,259	10,339
Regulatory asset	3,270	2,336
Restricted cash	1,925	806
Right-of -use asset - finance lease	1,749	—
Other noncurrent assets	34	10
Total other assets	22,319	19,221
TOTAL ASSETS	305,969	294,074
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	1,399	2,120
Accrued expenses	8,692	9,191
Customer and meter deposits	1,798	1,646
Long-term debt and capital leases — current portion	3,962	3,975
Total current liabilities	15,851	16,932
NONCURRENT LIABILITIES:
Long-term debt and capital leases	106,981	108,933
Deferred revenue - ICFA	20,870	19,035
Regulatory liability	6,584	7,421
Advances in aid of construction	91,964	84,578
Contributions in aid of construction — net	25,281	21,326
Deferred income tax liabilities — net	3,570	3,269
Acquisition liability	1,762	1,773
Other noncurrent liabilities	1,803	778
Right-of-use liability - finance lease	1,442	—
Total noncurrent liabilities	260,257	247,113
Total liabilities	276,108	264,045
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,939,811 and 22,832,013 shares issued as of June 30, 2022 and December 31, 2021, respectively.	228	228
Treasury stock, 223,202 and 182,445 shares at June 30, 2022 and December 31, 2021, respectively.	(2)	(2)
Paid in capital	29,635	29,803
Retained earnings	—	—
Total shareholders' equity	29,861	30,029
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$305,969	$294,074

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Water services	$5,682	$5,250	$10,030	$9,236
Wastewater and recycled water services	6,020	5,676	11,701	10,919
Unregulated revenues	5	18	5	47
Total revenues	11,707	10,944	21,736	20,202

OPERATING EXPENSES:
Operations and maintenance	2,942	2,480	5,485	4,979
General and administrative	3,876	3,717	7,656	7,207
Depreciation and amortization	2,427	2,408	4,770	4,634
Total operating expenses	9,245	8,605	17,911	16,820
OPERATING INCOME	2,462	2,339	3,825	3,382

OTHER INCOME (EXPENSE):
Interest income	2	8	4	13
Interest expense	(1,057)	(1,353)	(2,262)	(2,678)
Other	550	1,629	1,622	1,644
Total other expense	(505)	284	(636)	(1,021)

INCOME BEFORE INCOME TAXES	1,957	2,623	3,189	2,361
INCOME TAX BENEFIT (EXPENSE)	150	(641)	(193)	(596)
NET INCOME	$2,107	$1,982	$2,996	$1,765

Basic earnings per common share	$0.09	$0.09	$0.13	$0.08
Diluted earnings per common share	$0.09	$0.09	$0.13	$0.08
Dividends declared per common share	$0.07	$0.07	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic	22,686,559	22,620,037	22,667,990	22,603,991
Diluted	22,867,290	22,895,275	22,876,273	22,884,618

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,996	$1,765
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	537	1,697
Depreciation and amortization	4,770	4,634
Right of use amortization	26	—
Amortization of deferred debt issuance costs and discounts	22	22
Other losses	(5)	16
Provision for doubtful accounts receivable	32	36
Deferred income tax expense	301	528
Changes in assets and liabilities:
Accounts receivable	(375)	212
Other current assets	(463)	(798)
Accounts payable and other current liabilities	(1,339)	(3,077)
Other noncurrent assets	(483)	(193)
Other noncurrent liabilities	5,857	2,522
Net cash provided by operating activities	11,876	7,364
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,638)	(6,408)
Cash paid for acquisitions, net of cash acquired	(121)	(5)
Other cash flows from investing activities	(24)	—
Net cash used in investing activities	(14,783)	(6,413)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,343)	(3,301)
Advances in aid of construction	1,789	1,773
Proceeds from stock option exercise	3	4
Principal payments under capital lease	(28)	(67)
Refunds of advances for construction	(91)	—
Loan repayments	(233)	—
Repayments of bond	(1,917)	—
Net cash (used) provided by financing activities	(3,820)	(1,591)
DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(6,727)	(640)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,443	21,305
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$6,716	$20,665

Supplemental disclosure of cash flow information:

	June 30, 2022	June 30, 2021
Cash and cash equivalents	$4,791	$19,349
Restricted cash	1,925	1,316
Total cash, cash equivalents, and restricted cash	$6,716	$20,665

A reconciliation of net income (expense) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income	$2,107	$1,982	$2,996	$1,765
Income tax expense (benefit)	(150)	641	193	596
Interest income	(3)	(8)	(4)	(13)
Interest expense	1,057	1,353	2,262	2,678
Depreciation and amortization	2,427	2,408	4,770	4,634
EBITDA	$5,438	$6,376	$10,217	$9,660
Management options	45	115	90	226
Gain/loss on disposal of assets	2	—	(5)	—
Restricted stock	310	306	654	465
Cell tower sale	—	(1,485)	—	(1,485)
Rate case adjustment	276	—	276	—
EBITDA adjustments	633	(1,064)	1,015	(794)
Adjusted EBITDA	$6,071	$5,312	$11,232	$8,866